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                 [UNITED PETROLEUM CORPORATION LETTERHEAD]


January 10, 1996



sent via facsimile no. (423) 524-0841


Larry Felts
Coopers & Lybrand
Suite 1600
800 S. Gay Street
Knoxville, TN 37902

RE: 8-K Re: Coopers & Lybrand

Dear Mr. Felts,

     Enclosed please find a report on Form 8-K being filed with the Securities and Exchange Commission in regard to your firms November 18, 1996 resignation as the Company's auditor. Pursuant to the regulations of the Securities and Exchange Commission a response from Coopers & Lybrand is required as to whether or not Coopers & Lybrand is in agreement with the contents of the filing. Kindly review the enclosed filing and respond as appropriate. Your response is required to be forwarded directly to the Securities and Exchange Commission. If you do not agree you should state the manner in which you base your disagreement.

     Please contact me with any questions.

Sincerely,

/s/ L. Douglas Keene, Jr.

L Douglas Keene, Jr.

Executive Vice President &
Chief Financial Officer